Exhibit 5.1

		Clark Wilson LLP
		Barristers & Solicitors
		Patent & Trade-mark Agents
Our File No.	33786-1 / CW1689571.1	800-885 W Georgia Street
		Vancouver, BC V6C 3H1
		Tel.	604.687.5700
		Fax	604.687.6314

Exhibit 5.1

February 19, 2008
Atlantic Resources Inc.
606 - 610 Granville Street
Vancouver, BC V6C 3T3

Attention: Mr. Raffi Khorchidian

Dear Mr. Khorchidian:

Re:	Common Stock of Atlantic Resources Inc. –Registration
Statement on Form S-1 filed February 19, 2008

     We have acted as special counsel to Atlantic Resources Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form S-1 (the "Registration Statement") in regards to the registration under the Securities Act of 1933, as amended, of up to 1,700,000 shares of the Company’s common stock for resale by certain selling stockholders named in the Registration Statement. As further described in the Registration Statement, filed on February 19, 2008, the Company is registering for resale:

(a)       1,200,000 shares of common stock were issued to certain selling stockholders in connection with a private placement on March 14, 2007; and

(b)       500,000 shares of common stock were issued to certain selling stockholders in connection with a private placement on April 26, 2007;

(collectively, the “Financing Shares”).

           In connection with this opinion, we have examined the following documents: (a) Corporate Charter and Articles of the Company; (b) By-Laws of the Company;

(c)       Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)      The Registration Statement; and

(e)       The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

    We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

    Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Financing Shares were duly and validly authorized and issued, fully paid and non-assessable.

    We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

“Clark Wilson LLP”